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                                                                      EXHIBIT 12

                                                                           DRAFT
                                                                         2/20/96



                               February ___, 1996




Board of Directors
Principal Preservation Portfolios, Inc.
215 North Main Street
West Bend WI  53095-3317

     RE: TAX OPINION WITH RESPECT TO THE ACQUISITION OF THE ASSETS
         OF THE BALANCED PORTFOLIO OF PRINCIPAL PRESERVATION PORTFOLIOS, INC. BY THE S&P 100 PLUS PORTFOLIO OF PRINCIPAL PRESERVATION PORTFOLIOS, INC.

Gentlemen:

     At your request, we are rendering our opinion with respect to certain federal income tax questions in connection with the proposed acquisition of the assets of the Balanced Portfolio ("Balanced"), a series of Principal Preservation Portfolios, Inc. (the "Fund"), by the S&P 100 Plus Portfolio ("S&P"), a series of the Fund. We do not express any opinion in this letter with respect to any issues pertaining to state or local taxes.

     We have examined Principal Preservation Balanced Portfolio Plan of Reorganization and Liquidation, dated as of February 20, 1996 (the "Plan"), which sets forth the terms of the proposed transaction. In addition, the parties to the transaction have made various representations concerning the transaction, including their purposes for entering into the transaction.


                               STATEMENT OF FACTS

     A. THE FUND.

     The Fund is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund is a Maryland corporation with its principal office at 215 North Main Street, West Bend, Wisconsin 53095-3317. The authorized capital stock of the Fund consists of one billion shares of common stock, $.001 par value per share, issuable in such series as authorized and established from time to time by the Board of Directors. Shares of nine series, or "portfolios," have been authorized, including Balanced and S&P.

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Principal Preservation Portfolios, Inc.
February __, 1996
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     B. BALANCED.

     Balanced is a portfolio of the Fund. The Board of Directors of the Fund has authorized and established a series of common stock ($0.001 par value per share) known as Balanced. Of the fifty million authorized shares of Balanced series, approximately 584,480 shares were issued and outstanding as of December 31, 1995. Balanced's investment objective is to realize a combination of income and capital appreciation which will result in the highest total return consistent with the preservation of principal. Balanced has traditionally invested in a diversified portfolio of common stocks, corporate debt obligations and the debt obligations of the U.S. government and its agencies. On December 31, 1995, the investments of Balanced consisted of the following percentages: corporate stocks (64%), debt obligations of the U.S. government and its agencies (29%), corporate debt obligations (4%), and money market investments (3%).

     C. S&P.

     S&P is a portfolio of the Fund. The Board of Directors of the Fund has authorized and established a series of common stock ($0.001 par value per share) known as S&P 100 Plus. Of the fifty million authorized shares of S&P series, approximately 2,922,304 shares were issued and outstanding as of December 31, 1995. S&P's investment objective is to obtain a total return that exceeds the S&P 100 Index. S&P has traditionally invested primarily in a diversified portfolio of common stocks which approximately parallels the composition of the S&P 100 Index. On December 31, 1995, the investments of S&P consisted of the following percentages: corporate stocks (93%), debt obligations of the U.S. government (2%), and money market investments (5%).

     D. PROPOSED TRANSACTION.

     On January 19, 1996, the Board of Directors of the Fund approved, and on April 24, 1996, the shareholders of Balanced will be asked to approve, the Plan which provides for the acquisition by S&P of all of the assets of Balanced (except for assets retained by Balanced for the purposes of discharging its estimated liabilities) in exchange for stock of S&P. It is anticipated that prior to the acquisition (but following shareholder approval) Balanced will sell those of its assets that are not eligible for investment by S&P.
Following the acquisition, S&P will reinvest any remaining sale proceeds in securities eligible for purchase by S&P.

     In exchange for Balanced's assets S&P will deliver to Balanced that number of shares of S&P' voting common stock as shall be

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Principal Preservation Portfolios, Inc.
February __, 1996
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determined by dividing the fair market value of Balanced's assets to be so exchanged by the net asset value per share of S&P' voting common stock, both valued at the close of business on the New York Stock Exchange on the business day immediately preceding the consummation of the proposed transaction. Balanced will then transfer the S&P shares to its shareholders on a pro rata basis according to the number of Balanced shares held by those shareholders and Balanced will then, in effect, be completely liquidated, and the designation of that series will be discontinued.

     The stock transfers will be accomplished by book entries. Fractional shares will be rounded to the nearest thousandth of a share.

     E. BUSINESS PURPOSES.

     In connection with the proposed transaction, you have stated that the business purposes therefor include the following:

     Small funds, such as Balanced, cannot be operated as efficiently as larger funds, and therefore are at a distinct disadvantage in attempting to compete for new investors and additional assets. Certain costs associated with the operation of a mutual fund are unrelated to its size (e.g., professional fees, certain administrative expenses, etc.). In addition, brokerage commission rates tend to decrease as the size of the block of securities being traded increases, and purchases and sales of securities can therefore generally be effected at more favorable prices in larger blocks.

     Given these factors and the belief of the Board of Directors of the Fund that there is no strong likelihood of any appreciable growth in the assets of Balanced as a stand-alone fund in the near future, the Board of Directors and management of the Fund have considered available alternatives to enhance the future total return potentially available to Balanced's shareholders. The Board of Directors concluded that the reorganization is in the best interests of Balanced's shareholders for a number of reasons, including the following:

          (1) it provides Balanced's shareholders with an opportunity to continue as members of the Fund's family of funds;

          (2) the similarities between the structure,
              operations and service providers between Balanced and S&P;
              and
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Principal Preservation Portfolios, Inc.
February __, 1996
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           (3) the cost savings that can be achieved by
               combining the assets of Balanced with those of S&P through greater economies of scale.


                                REPRESENTATIONS

     The following representations have been made in connection with the proposed transaction:

     1. The Fund is a diversified, open-end management company and has been registered as such with the Securities and Exchange Commission under the 1940 Act at all times during the past three years.

     2. Each portfolio of the Fund (including S&P and Balanced) is a segregated portfolio of assets, the beneficial interests in which are owned by the holders of a class or series of voting stock of the Fund that is preferred over all other classes or series in respect of such portfolio of assets.

     3. The Fund is a regulated investment company within the meaning of
Section 851 of the Internal Revenue Code (the "Code"). With respect to each of Balanced and S&P, no more than 25 percent of the value of the portfolio's total assets is invested in the stock and securities of any one issuer and not more than 50 percent of the value of its total assets is invested in the stock and securities of 5 or fewer issuers. Furthermore, subsequent to the proposed transaction, no more than 25 percent of the value of S&P's total assets will be invested in the stock and securities of any one issuer nor will more than 50 percent of the value of its total assets be invested in the stock and securities of 5 or fewer issuers. For purposes of this representation, in determining total assets, there shall be excluded cash and cash items (including receivables), U.S. Government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of meeting the requirements of Section 368(a)(2)(F)(ii) of the Code. Furthermore, none of the assets of S&P or Balanced was acquired for purposes of meeting the requirements of Section 368(a)(2)(F)(ii).

     4. S&P and Balanced are investment companies as defined in Sections 368(a)(2)(F)(i) and (iii) of the Code. S&P and Balanced have, for all their taxable years, elected to be taxed as regulated investment companies as defined in Sections 851 through 855 of the Code. After the reorganization, S&P intends to continue to elect to be taxed as a regulated investment company for all subsequent taxable years.

     5. There is no plan or intention by Balanced's shareholders who own five percent or more of the stock of Balanced, and to the best of the knowledge of the management of the Fund there is no

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Board of Directors
Principal Preservation Portfolios, Inc.
February __, 1996
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plan or intention on the part of shareholders of Balanced to sell, exchange, redeem or otherwise dispose of a number of shares of S&P stock received in the transaction that would reduce the ownership by the shareholders of Balanced of the S&P stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Balanced as of the same date. Shares of Balanced stock and shares of S&P stock held by Balanced shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

     6. S&P will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Balanced immediately prior to the transaction. For purposes of this representation, amounts used by Balanced to pay its reorganization expenses, and all redemptions and distributions (except for ordinary course regulated investment company dividends, including capital gain dividends) made by Balanced immediately preceding the transfer will be included as assets of Balanced held immediately prior to the transaction.

     7. Balanced will distribute the stock it receives in the transaction, and its other properties (if any) and liquidate pursuant to the Plan.

     8. S&P has no plan or intention to sell or otherwise dispose of any of the assets of Balanced acquired in the transaction, except for dispositions made in the ordinary course of business and to the extent necessary to maintain its status as a series of an open-end investment company under the 1940 Act.

     9. S&P has no plan or intention to redeem or otherwise reacquire any of its stock to be issued in the transaction, except that S&P, as an open-end investment company registered with the Securities and Exchange Commission, is required by Section 22(e) of the 1940 Act to redeem any of its shares presented to it for redemption. To the best knowledge of the management of the Fund, the exchanging Balanced shareholders have no plan or intention to present their S&P shares for redemption.

     10. S&P will assume none of the liabilities of Balanced, nor will any of the Balanced assets be subject to any liabilities.

     11. B. C. Ziegler and Company, in its capacity as the distributor for Balanced, has previously committed to Balanced to pay certain expenses incurred by Balanced, including the type of expenses incurred in connection with the transaction, and will pay such expenses. B.C.


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Board of Directors
Principal Preservation Portfolios, Inc.
February __, 1996
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Ziegler and Company, in its capacity as the distributor for
S&P, has previously committed to S&P to pay certain expenses of S&P, including the type of expenses incurred in connection with the transaction, and will pay such expenses. Balanced's shareholders will pay their own respective expenses, if any, incurred in connection with the transaction.

     12. There is no intercorporate indebtedness existing between S&P and Balanced that was issued, acquired, or will be settled at a discount.

     13. S&P does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Balanced.

     14. Following the transaction, S&P will continue the historic business of Balanced (as a series of an open-end investment company) or use a significant portion of Balanced's assets in a business (as a series of an open-end investment company).

     15. Neither the Fund nor any portfolio thereof (including S&P and Balanced) is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     16. The fair market value of the S&P stock received by each Balanced shareholder will be approximately equal to the fair market value of the Balanced stock surrendered in the exchange.

     17. The fair market value of the Balanced assets transferred will be approximately equal to the fair market value of the S&P stock exchanged therefor.

     18. None of the compensation received by any shareholder of Balanced who is also an employee of Balanced, S&P, or the Fund will be separate consideration for, or allocable to, any of his or her Balanced shares; none of the shares of S&P received by any such shareholder of Balanced pursuant to the Plan will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any such shareholder of Balanced will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services.


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Board of Directors
Principal Preservation Portfolios, Inc.
February __, 1996
Page 7


                                 APPLICABLE LAW

     A. THE STATUTORY REQUIREMENTS.

     Section 368(a)(1)(C) of the Code provides that the term "reorganization" includes the acquisition by one corporation, in exchange solely for a part of its voting stock, of substantially all of the properties of another corporation. Section 368(a)(2)(F) provides that if, immediately before a transaction described in Section 368(a)(1), two or more parties to the transaction were investment companies, then the transaction shall not be considered to be a reorganization with respect to any such investment company, unless it was a regulated investment company, a real estate investment trust or a corporation which meets the requirements of Section 368(a)(2)(F)(ii).

     Section 851(a)(1) of the Code defines the term "regulated investment company" to include any domestic corporation which at all times during the taxable year is registered under the 1940 Act as a management company, business development company or unit investment trust. The Fund has been registered under the 1940 Act as a management company at all times during the past three years. Section 851(h) of the Code, as amended by the Tax Reform Act of 1986, provides that in the case of a regulated investment company having more than one fund, each fund of such regulated investment company shall be treated as a separate corporation for purposes of the Internal Revenue Code, except with respect to the definition of regulated investment company described above. For purposes of the foregoing, a "fund" means a segregated portfolio of assets, the beneficial interests in which are owned by the holders of a class or series of stock of the regulated investment company that is preferred over all other classes or series in respect of such portfolio of assets.

     We have considered whether the "substantially all" requirement of Section 368(a)(1)(C) would be affected by any sales of assets and the reinvestment of the proceeds by Balanced prior to the proposed transaction. As stated in Rev. Rul. 88-48, 1988-1 C.B. 117, the position of the I.R.S. is that the "substantially all" requirement addresses divisive transactions in which some assets are transferred to an acquiring corporation and others are retained.
The proposed transaction is not divisive because (1) sales proceeds will be reinvested in assets which will be transferred to S&P, (2) any sales will be to unrelated purchasers, and (3) the shareholders of Balanced will not retain any interest in the assets. See Rev. Rul. 88-48, 1988-1 C.B. 117.

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Board of Directors
Principal Preservation Portfolios, Inc.
February __, 1996
Page 8



     B. THE NONSTATUTORY REQUIREMENTS.

     In addition to the statutory requirements of Section 368, a reorganization must also satisfy various nonstatutory requirements including the business purpose, the continuity of ownership, and the continuity of business enterprise requirements. In our opinion the business purposes expressed by the parties satisfy the business purpose requirement. Furthermore, the representations made by the parties clearly demonstrate that there will be a continuity of ownership.

     Treas. Reg. Section 1.368-1(d)(2) provides that, as a general rule, continuity of business enterprise requires that the acquiring corporation either use a significant portion of the acquired corporation's assets in a business or continue the acquired corporation's historic business. If an acquired corporation has more than one line of business, the continuity of business enterprise requirement is satisfied if the acquiring corporation continues a significant line of business. For example, in Example (1) of Treas. Reg. Section 1.368-1(d)(5) the continuity of business enterprise requirement was met when the acquiring corporation continued a line of business with a value of approximately one-third the value of the acquired corporation, even though the acquired corporation had sold the other two lines of business for cash and marketable securities.

     Balanced and S&P are two portfolios of the Fund, a regulated investment company. Pursuant to Section 851 of the Code these two portfolios are treated as if they were separate corporations under the Code. The two portfolios have each sought to obtain their objective through a combination of income and capital appreciation. Balanced has invested in common stocks (including stocks of companies that comprise the S&P 100 Index), corporate debt obligations and debt obligations of the U.S. government and its agencies. S&P has invested primarily in common stocks that comprise the S&P 100 Index. In our opinion S&P will continue the historic business of Balanced after the proposed transaction even though the particular securities (e.g., common stocks of Corp. A and Corp.
B) which S&P will hold in some cases may differ from the particular securities (e.g., common stocks of Corp. C and Corp. D) held by Balanced prior to the sale and reinvestment by Balanced.

     In Rev. Rul. 87-76, 1987-2 C.B. 84, the I.R.S. considered a corporation ("Acquired") which was in the investment business and which had traditionally invested in corporate stocks and bonds. Pursuant to a plan of reorganization, Acquired sold its entire portfolio of corporate stocks and bonds and reinvested the proceeds in municipal bonds (the income from which was exempt from federal

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Principal Preservation Portfolios, Inc.
February __, 1996
Page 9

income tax). An investment company ("Acquiring") whose portfolio consisted exclusively of municipal bonds then acquired substantially all of Acquired's assets in exchange for shares of Acquiring voting stock. The I.R.S. ruled that the reorganization did not qualify under Section 368(a)(1)(C) of the Code because Acquired's traditional business of investing in corporate stocks and bonds was not the same line of business as investing in tax-exempt municipal bonds. In our opinion, Rev. Rul. 87-76 is not applicable to the proposed transaction because the nature of the investment goals and traditional portfolios of Balanced and S&P are similar, unlike the taxable corporate instruments/tax free municipal bonds instruments/tax-free municipal bonds dichotomy considered in Rev. Rul. 87-76. Balanced and S&P each invest significantly in common stocks. S&P invests primarily in common stocks that make up the S&P 100 Index, and Balanced has traditionally also invested a significant portion of its assets in such common stocks. This is unlike Rev. Rul. 87-76 in which one fund invested only in tax-free municipal bonds and the other fund invested only in securities which generated taxable income and did not invest in municipal bonds. In our opinion, the differences in investment philosophies between Balanced and S&P and the changes resulting from those differences will not constitute a failure by S&P to continue an historic business of Balanced.

     C. ADDITIONAL STATUTORY PROVISIONS.

     Sections 361 and 357(a) of the Code provide that generally no gain or loss will be recognized if a transferor corporation which is a party to a reorganization exchanges property pursuant to the plan of reorganization.

     As provided in Section 362(b) of the Code, if property is acquired by a corporation in connection with a reorganization, then the basis of the property is the same as it would be in the hands of the transferor. Similarly, as a result of Section 1223(2) of the Code, if a corporation acquires property in a transaction in which there is carry-over basis, the corporation shall include in its holding period the period for which this property was held by the transferor.

     Section 354(a)(1) of the Code provides that no gain or loss will be recognized by the holder of stock in a corporation which is a party to a reorganization if the stock is exchanged solely for stock of another party to the reorganization, and Section 358(a)(1) of the Code provides that the basis of property permitted to be received under Section 354 of the Code without the recognition of gain or loss is the same as the property exchanged, decreased by the amount of money or the fair market value of any other property received by the taxpayer and the amount of any loss which the taxpayer recognized on the exchange, and increased by the amount which was treated as a dividend and the

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Board of Directors
Principal Preservation Portfolios, Inc.
February __, 1996
Page 10

amount of any gain recognized by the taxpayer on the exchange (excluding any part of such gain that was treated as a dividend). Under Section 1223(1) of the Code, a stockholder's holding period for the property acquired in the exchange shall include the holding period of the exchanged property, provided the property exchanged was a capital asset on the date of the exchange.


                                    OPINION

     On the basis of the foregoing information and representations, the Plan, and assuming that the transaction is consummated in a manner consistent with the terms of the Plan and that the representations remain accurate and true immediately prior to the consummation of the transaction, our opinion is as follows:

     1. The acquisition by S&P of substantially all of the assets of Balanced in exchange solely for S&P voting common stock, followed by the pro rata distribution by Balanced to its shareholders of the S&P voting common stock in complete liquidation of Balanced, will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Balanced. S&P and Balanced will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by Balanced on the transfer of substantially all of its assets to S&P solely in exchange for shares of S&P voting common stock (Section 361(a) of the Code). No gain or loss will be recognized by Balanced on the distribution to the shareholders of Balanced of the shares of S&P received pursuant to the Plan (Section 361(c)of the Code).

     3. No gain or loss will be recognized by S&P upon the receipt of the assets of Balanced solely in exchange for S&P voting common stock (Section 1032(a) of the Code).


     4. The basis of the assets of Balanced in the hands of S&P will be the same as the basis of those assets in the hands of Balanced immediately prior to the transaction (Section 362(b) of the Code).

     5. The holding period of the assets of Balanced in the hands of S&P will include the holding period of those assets in the hands of Balanced immediately prior to the transaction (Section 1223(2) of the Code).

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Board of Directors
Principal Preservation Portfolios, Inc.
February __, 1996
Page 11



         6. No gain or loss will be recognized by the shareholders of Balanced upon the receipt solely of S&P voting common stock (including fractional shares) solely in exchange for Balanced stock (Section 354(a)(1) of the Code).

         7. The basis of the S&P voting common stock received by the Balanced shareholders (including fractional shares) will be the same as their basis in the stock of Balanced surrendered in exchange therefor (Section 358(a)(1) of the Code).

         8. The holding period of the S&P voting common stock received by the Balanced shareholders (including fractional shares) will include the holding period of the Balanced stock surrendered in exchange therefor, provided that such stock was held as a capital asset in the hands of Balanced shareholders on the date of the exchange (Section 1223(1) of the Code).

         This opinion is based upon our best interpretation of the existing Code, Treasury Regulations, judicial decisions, the published revenue rulings, procedures, notices and releases of the Internal Revenue Service, and such other authorities as we have considered relevant. This opinion states what we believe a court would likely determine. Legislative, judicial or administrative changes may occur which could be retroactive and adversely affect our opinion. Furthermore, if the reorganization becomes the subject of an administrative or judicial proceeding, no assurance can be given that our opinion would be followed.

         No opinion is expressed regarding the tax treatment of the transaction under any other provision of the Code or Treasury Regulations. In addition, no opinion is expressed regarding the tax treatment of any conditions existing at the time of or effects resulting from the proposed transaction that are not specifically covered by the above statements.

This opinion has been furnished solely for the benefit of the Fund, Balanced, S&P, and their shareholders, and it may not be relied upon or used by any other person or for any other purpose without our express written consent.

                                        Very truly yours,




                                        QUARLES & BRADY